DREYFUS DEBT AND EQUITY FUNDS

                   SHAREHOLDER SERVICES PLAN



          Introduction:  It has been proposed that the above-captioned investment company (the "Fund") adopt a Shareholder Services Plan under which the Fund would pay the Fund's distributor (the "Distributor") for providing services to (a) shareholders of each series of the Fund or class of Fund shares set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Class"), or (b) if no series or classes are set forth on such Exhibit, shareholders of the Fund.  The Distributor would be permitted to pay certain financial institutions, securities dealers and other industry professionals (collectively, "Service Agents") in respect of these services.  The Plan is not to be adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), and the fee under the Plan is intended to be a "service fee" as defined under the

Conduct Rules of the National Association of Securities Dealers, Inc.

          The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets attributable to each Class for such purposes.

          In voting to approve the implementation of such a plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and shareholders of each

Class.

          The Plan:  The material aspects of this Plan are as follows:

          1.   The Fund shall pay to the Distributor a fee at the annual

rate set forth on Exhibit A in respect of the provision of personal services to shareholders and/or the maintenance of shareholder accounts.  The

Distributor shall determine the amounts to be paid to Service Agents and the basis on which such payments will be made.  Payments to a Service Agent are subject to compliance by the Service Agent with the terms of any related

Plan agreement between the Service Agent and the Distributor.

          2.   For the purpose of determining the fees payable under this

Plan, the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the Fund's charter documents for the computation of net asset value.

          3.   The Board shall be provided, at least quarterly, with a

written report of all amounts expended pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

          4.   As to each Class, this Plan will become effective immediately upon approval by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act)

of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

          5.   As to each Class, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

          6.   As to each Class, this Plan may be amended at any time by the

Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

          7.   As to each Class, this Plan is terminable without penalty at any time by vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

          8.  The obligations hereunder and under any related Plan agreement shall only be binding upon the assets and property of the Fund or the affected Class, as the case may be, and shall not be binding upon any Board member, officer or shareholder of the Fund individually.




Dated:    July 19, 1995

Revised:  November 4, 1998


                             EXHIBIT A

Name of Series or Class                      Fee as a Percentage of
                                             Average Daily Net Assets


Dreyfus Core Bond Fund                                .25%

Dreyfus Equity Dividend Fund                          .25%

Dreyfus High Yield Securities Fund                    .25%

Dreyfus Premier High Yield Debt Plus Equity Fund
   Class A                                            .25%
   Class B                                            .25%
   Class C                                            .25%
   Class T                                            .25%

Dreyfus Premier Real Estate Mortgage Fund
  Class A                                             .25%
  Class B                                             .25%
  Class C                                             .25%
  Class T                                             .25%

Dreyfus Short Term High Yield Fund                    .25%